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                                   EXHIBIT 21

                   SUBSIDIARIES OF NATIONAL AUTO CREDIT, INC.

                                      State of             Percent by
         Corporate Name             Organization   National Auto Credit, Inc.
---------------------------------   ------------   --------------------------
ARAC, Inc. (1)                        Delaware                100%
Audience Response Systems, Inc.       New York                100%
Campus Group Companies, Inc.          New York                100%
NAC Capital, Inc.                     Delaware                100%
NAC, Inc. (2)                         Delaware                100%
National Cinemas, Inc.                Delaware                100%
OMI Business Communications, Inc.     New York                100%
ZoomLot Corporation                   Delaware                100%

     All of the subsidiaries listed above are included in the consolidated financial statements of the Company. The Company also has various subsidiaries which, when considered in the aggregate, do not constitute a significant subsidiary.

     (1) Formerly operated under the name of Agency Rent-A-Car and its divisions, Altra Auto Rental, Automate Auto Rental and National Motors.

     (2)  NAC, Inc. is a wholly-owned subsidiary of ARAC, Inc.